Exhibit 99.1 Press Release dated July 28, 2009
FOR IMMEDIATE RELEASE                                                                            FOR MORE INFORMATION:
M. Todd Kanipe
                                                                                                                                Chief Executive Officer
                                                                                                                               (270) 393-0700

Citizens First Corporation Announces Second Quarter 2009 Results

BOWLING GREEN, KY – Citizens First Corporation (NASDAQ: CZFC) today reported its results of operations for the quarter and six months ending June 30, 2009.

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For the quarter, net loss before dividends to preferred shareholders was $(1.6) million.  Net loss available to common shareholders was ($1.8) million or, $(0.93) per basic and diluted common share for the quarter ending June 30, 2009.  The net loss was primarily attributable to a $2.9 million provision for loan losses in the second quarter.

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For the six months ending June 30, 2009, net loss before dividends to preferred shareholders was $(1.4) million.  Net loss available to common shareholders was $(1.9) million or, $(0.95) per basic and diluted common share for the six months ended June 30, 2009.

•	The Company’s net interest margin was 3.45% for the six months ended June 30, 2009 compared to 3.58% for the six months ended June 30, 2008.

M. Todd Kanipe, President and CEO, stated “While we have recorded a net loss for the second quarter of 2009 due to increased provision expense, earnings from normal business operations continue to be positive.  We are confident that our sound credit practices, continuous monitoring of our loan portfolio, and experienced management will allow us to effectively manage the current market conditions.”

Net interest income for the quarter ended June 30, 2009 decreased $93,000, or 3.5%, compared to the previous year.  Net interest income for the six month period ended June 30, 2009 decreased $219,000, or 4.0%, compared to the previous year.  Net interest income was impacted by the decrease in the prime rate which declined from 5.00% at June 30, 2008 to 3.25% at June 30, 2009 and variable rate loans repricing to the lower rate.  The Company has been able to manage its net interest margin by reducing its cost of funds for the six months ended June 30, 2009.

Non-interest income for the three months ended June 30, 2009 increased $327,000, or 46.4%, compared to the three months ended June 30, 2008.  Non-interest income for the six months ended June 30, 2009 increased $296,000, or 21.5%, compared to the six months ended June 30, 2008.  The increase in non-interest income was led by a $361,000 gain recognized on securities sold during the second quarter of 2009.  Non-interest expense for the three months ended June 30, 2009 increased $527,000, or 19.3%, compared to the three months ended June 30, 2008. Non-interest expense for the six months ended June 30, 2009 increased $572,000, or 10.3%, compared to the six months ended June 30, 2008.  The increase is attributable to increased FDIC insurance premiums, which includes a 5 basis point special assessment, and a severance payment made in the second quarter of 2009.

A $2.9 million provision for loan losses was recorded for the second quarter of 2009, compared to a $227,000 provision in the second quarter of 2008.  The increase in provision is reflective of the current condition of the national economy, and more specifically the automotive industry.  Non-performing assets totaled $3.1 million at June 30, 2009, compared to $3.7 million at December 31, 2008, a decrease of $600,000.  The decrease in non-performing assets can be attributed primarily to the sale of other real estate owned since December 31, 2008.  Non-performing assets to total loans ratio was 1.19% and 1.37% at June 30, 2009 and December 31, 2008.  The allowance for loan losses at June 30, 2009 was $3.7 million, or 1.40% of total loans, compared to $3.8 million, or 1.40% of total loans as of December 31, 2008, respectively.  “Although we had significant provision expense in the second quarter, this resulted primarily from the charge-off of previously classified loans that have experienced further deterioration in the current economic environment.  We feel the current allowance for loan losses is adequate to address the risks identified in the loan portfolio.  We remain confident in our conservative approach to underwriting,” Kanipe said.

Total assets at June 30, 2009 were $339.3 million, down $15.8 million, or 4.4%, from $355.1 million at December 31, 2008.  Loans decreased $10.4 million or 3.8%, from $271.7 million at December 31, 2008 to $261.3 million at June 30, 2009.  Deposits at June 30, 2009 were $263.8 million, a decrease of $9.2 million, or 3.4%, compared to $273.0 million at December 31, 2008.

Stockholders’ equity was 10.9% of total assets at June 30, 2009 with equity decreasing from $37.5 million at the end of the second quarter of 2008 to $37.1 million at the end of the second quarter in 2009.  The Company’s return on average equity was (6.79%) as of June 30, 2009 compared to a return of 4.44% as of June 30, 2008.

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company currently has eleven offices located in Barren, Hart, Simpson and Warren Counties in Kentucky.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially.  Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, a continuation or worsening of the current disruption in credit and other markets, goodwill impairment, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, and retention of key personnel.  Actions by the Department of the Treasury and federal and state bank regulators in response to changing economic conditions, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008
Interest income	$4,257	$5,126	$8,756	$10,567
Interest expense	1,661	2,437	3,499	5,091
Net interest income	2,596	2,689	5,257	5,476
Provision for loan losses	2,900	227	3,200	277
Net interest income (loss) after provision for loan losses	(304)	2,462	2,057	5,199
Non-interest income	1,032	705	1,673	1,377
Non-interest expenses	3,258	2,731	6,119	5,547
Income(loss) before income taxes	(2,530)	436	(2,389)	1,029
Provision for income taxes	(953)	66	(1,018)	191
Net income/(loss)	(1,577)	370	(1,371)	838
Preferred dividends and discount accretion	256	130	508	259
Net income (loss) available for common shareholders	$(1,833)	$240	$(1,879)	$579
Basic and diluted earnings (loss) per common share	$(0.93)	$0.13	$(0.95)	$0.30

	June 30	December 31
	2009	2008
Cash and cash equivalents	$ 7,386	$15,331
Available for sale securities	41,602	39,928
Loans held for sale	1,201	553
Loans, net of allowance for loan losses	257,655	267,929
Intangible assets	4,005	4,144
Other assets	27,426	27,240
Total assets	$339,275	$355,125

Deposits	$263,839	$273,015
Securities sold under repurchase agreements	3,427	8,258
FHLB advances	28,000	27,500
Other borrowings	5,000	5,000
Other liabilities	1,894	2,067
Total liabilities	302,160	315,840
Preferred stock	16,150	16,118
Common stock	27,072	27,058
Retained earnings (deficit)	(5,107)	(3,228)
Accumulated other comprehensive income (loss)	(1,000)	(663)
Total shareholders’ equity	37,115	39,285
Total liabilities and shareholders’ equity	$339,275	$355,125

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